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                                                                    EXHIBIT 10.9

      AMENDED AND RESTATED INDEMNITY AGREEMENT (the "Agreement") dated as of May 4, 2004 among Pinnacle Foods Group Inc. (formerly Aurora Foods, Inc.) (the "Company"), Crunch Equity Voting Trust ("Bondholder Trust") and Crunch Equity Holding LLC ("CEH LLC")

      WHEREAS, the Company is party to an Agreement and Plan of Reorganization and Merger dated as of November 25, 2003, as amended (the "Merger Agreement") with CEH LLC pursuant to which Pinnacle Foods Holding Corporation ("PFHC"), an indirect subsidiary of CEH LLC, has been merged with and into the Company;

      WHEREAS, pursuant to the Merger Agreement, Bondholder Trust has received, and may receive in the future pursuant to the Merger Agreement, Class A Units of CEH LLC (the "Class A Units");

      WHEREAS, it was a condition precedent to the consummation of the transactions contemplated by the Merger Agreement that Bondholder Trust enter into the Indemnity Agreement, dated as of March 19, 2004, among the Company, Bondholder Trust and CEH LLC (the "Original Indemnity Agreement"); and

      WHEREAS, the parties to the Original Indemnity Agreement have decided to amend and restate such agreement as set forth herein.

      ACCORDINGLY, the parties hereto agree to amend and restate the Original Indemnity Agreement as follows:

            Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings. Capitalized terms used but not defined herein shall have meanings given to such terms in the Merger Agreement.

      "Asserted Liability" has the meaning given in Section 5(a) hereof.

      "Asset Sale Fee" has the meaning given in the Prepetition Credit Agreement, without giving effect to the October Amendment.

      "Cash Funding" has the meaning given in Section 4(b) hereof.

      "Claim" has the meaning given in Section 4(a)(i) hereof.

      "Claim Notice" has the meaning given in Section 4(a)(ii) hereof.

      "Deductible Amount" means an amount equal to $1,000,000 plus the amount (up to $14 million), if any, by which $609.9 million exceeds the Actual Aurora Adjusted Net Debt.

      "Excess Leverage Fee" has the meaning given in the Prepetition Credit Agreement,

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without giving effect to the October Amendment.

      "Excess Prepetition Lender Liabilities" means the extent to which the aggregate Prepetition Lender Liabilities exceed the sum of (a) $6,850,000 plus
(b) the total amount of all legal fees, interest, and other expenses and costs accrued or incurred in respect of the aggregate Prepetition Lender Liabilities multiplied by a fraction, (i) the numerator of which is $6,850,000 and (ii) the denominator of which is the aggregate Prepetition Lender Liabilities.

      "Excess Prepetition Lender Liability Expenses" means the total amount of all legal fees, interest, and other expenses and costs accrued or incurred in respect of the aggregate Prepetition Lender Liabilities multiplied by a fraction, (a) the numerator of which is the aggregate Prepetition Lender Liabilities minus $6,850,000 and (b) the denominator of which is the aggregate Prepetition Lender Liabilities.

      "Expiration Date" has the meaning given in Section 3(c) hereof.

      "Final Determination" means a final judgment of a court of competent jurisdiction or an administrative agency having the authority to determine the amount of, and liability with respect to, the item resulting in Losses for which indemnification is sought hereunder and the denial of, or expiration of all rights to, appeal related thereto.

      "October Amendment" means the Amendment and Forbearance, dated as of October 13, 2003, to the Prepetition Credit Agreement.

      "Indemnity Amount" has the meaning given in Section 3(b) hereof.

      "Indemnification Event" means each of the indemnification events set forth in Section 2.

      "Indemnifying Person" means Bondholder Trust and its successors and assigns.

      "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, and whether due or to become due, regardless of when asserted.

      "Losses" means any and all losses, Claims, shortages, damages, liabilities, obligations, expenses, assessments, tax deficiencies and Taxes (including interest or penalties thereon), and fees, costs and expenses (including reasonable attorneys', accountants' and other professional fees and expenses) sustained, suffered or incurred by the Company in connection with, or related to, any matter which is the subject of indemnification under this Agreement or in connection with the receipt of indemnification or the enforcement by the Company of its rights under this Agreement; provided, however, that in computing the amount of any Losses for purposes of determining the liability of any Indemnifying Person under this Agreement, (a) the amount of any insurance proceeds actually received by the Company, less any deductibles, shall be deducted from such Losses, (b) the amount of any Tax benefit (or cost) actually used to reduce (or which increase) Taxes by the Company arising from the incurrence or payment of any such Losses (or the receipt of indemnification payments hereunder), shall be deducted from such Losses, and (c) to the extent an amount is reflected as a liability or reserve on the Final Aurora Balance Sheet or otherwise taken into consideration in calculating the Actual Aurora Adjusted

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Net Debt, then such amount shall not be included in Losses for which the Company may seek indemnification under this Agreement. In computing the amount of any such Tax costs or benefit, the Company shall be deemed to utilize all Tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payments of any Losses after all other Tax items of such person have been accounted for and utilized.

      "Objection Notice" has the meaning given in Section 4(a)(iii) hereof.

      "Potential Claim Notice" has the meaning given in Section 5(a) hereof.

      "Prepetition Credit Agreement" means the Fifth Amended and Restated Credit Agreement, dated as of November 1, 1999, as amended, supplemented or modified, among the Company, the lenders listed therein, JPMorgan Chase Bank, as administrative agent, and certain other agents and all documents (including without limitation any security agreements or guarantees) related thereto.

      "Prepetition Lender Liabilities" means the sum of (a) any amount or amounts paid or payable by or on behalf of the Company pursuant to a final, non-appealable judgment of a court of competent jurisdiction to a Prepetition Lender in respect of the Asset Sale Fee or the Excess Leverage Fee (not including any legal fees, interest and other expenses with respect thereto), which liability arises from the entry of a final, non-appealable judgment by a court of competent jurisdiction determining that the October Amendment is not, or was not as of any relevant date, valid and fully enforceable against a Prepetition Lender in accordance with its terms, plus (b) any payment or payments by or on behalf of the Company to a Prepetition Lender approved by the Indemnifying Person in settlement of a claim of the type referred to in clause
(a); provided, that for purposes of any calculations under this Agreement the Prepetition Lender Liabilities shall not, in the aggregate, exceed $20,110,371.

      "Prepetition Lenders" means the entities identified as "Lenders" under the Prepetition Credit Agreement and their respective successors and assigns.

      "Proceeding" has the meaning given in Section 8 hereof.

      "Retained Units" has the meaning given in Section 4(c) hereof.

      "Selected Courts" has the meaning given in Section 8(a) hereof.

            Section 2. Indemnification of the Company. From and after the Closing, the Indemnifying Person shall indemnify, defend and hold harmless the Company against any and all Losses in connection with, arising out of or resulting from:

            (a) any Liabilities, except (1) to the extent reflected or reserved against on the Final Aurora Balance Sheet, (2) Liabilities under Company Material Contracts or any Contracts entered into in the Ordinary Course of Business and to be performed after the date of the Final Aurora Balance Sheet (other than any Liabilities for breach thereof), (3) Liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected or reserved on the Closing Balance Sheet (other than any such Liability arising from breach of contract (other than as a result of claims due to rejection of any contract or lease pursuant to Section 365 of the

Bankruptcy Code), breach of warranty, tort, infringement, any environmental matter, including without limitation any Liability arising under Environmental Laws, or violation of any Law or any proceeding) and (4) Liabilities disclosed in the Merger Agreement, the Company Disclosure Schedules or the SEC Reports; and

            (b) any Claim by any third party (including Governmental Entities) against or affecting the Company or Sea Coast which, if successful, constitute or would give rise to a breach of any of the representations or warranties of the Company set forth in Article VI of the Merger Agreement (it being understood that notwithstanding Article XIII of the Merger Agreement, the representations and warranties of the Company set forth in Article VI of the Merger Agreement shall survive the Closing for purposes of this Agreement until the Expiration
Date).

            Section 3. Limitations.

            (a) Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Person shall have no obligation or liability to indemnify and hold harmless the Company from and against Losses resulting from any Indemnification Event unless and until the aggregate amount of all such Losses shall exceed the Deductible Amount (and then only to the extent the aggregate of such Losses exceeds such amount).

            (b) The aggregate liability of the Indemnifying Person to indemnify for Losses pursuant to this Agreement shall not exceed $30,000,000 (the "Indemnity Amount") and the Indemnity Amount shall be the sole and exclusive source for any claims for indemnification by the Company and once 30,000 Class A Units (or cash in lieu of all or a portion thereof in accordance with Section 4(b)) have been transferred from Bondholder Trust to CEH LLC pursuant to this Agreement, no further Class A Units shall be subject to any claims for indemnification by the Company; provided that if the Company makes a Claim with respect to Excess Prepetition Lender Liabilities, and payment of such Claim by Bondholder Trust is due pursuant to Section 4 of this Agreement, then (x) the Indemnity Amount shall be increased by the value of the Class A Units, valued at $1,000 per unit, or cash in lieu thereof due to the Company pursuant to Section 4 to the extent such Claim constitutes Excess Prepetition Lender Liabilities, plus the Excess Prepetition Lender Liability Expenses and (y) the number of Class A Units held by Bondholder Trust subject to an indemnification Claim, valued at $1,000 per Class A Unit, shall be commensurately increased to the extent that all or a portion of the applicable Claim is not satisfied in cash in accordance with Section 4(b) hereof. At such time as the Indemnity Amount is exhausted or released, then the Company shall not be entitled to seek indemnity hereunder.

            (c) The Company shall not be entitled to make any Claim after the first anniversary of the Closing Date (the "Expiration Date"), except that each Claim properly made by the Company prior to the Expiration Date shall survive until it is settled or resolved (it being agreed by the parties hereto that a Claim with respect to Excess Prepetition Lender Liabilities may properly be made by the Company based on the filing of an appeal with respect to the enforceability of the October Amendment by R(2) Top Hat, LTD it being understood that the making of such Claim is without prejudice to the Bondholder Trust's ability to contest the merits of such Claim).

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            Section 4. Procedures.

            (a) Claims Against the Indemnity Amount.

                  (i) Claims against the Indemnity Amount may be made only by the Company for indemnification of Losses in respect of an Indemnification Event (each, a "Claim"), subject to the terms of this Agreement.

                  (ii) In order to assert a Claim, the Company shall notify the Designated Representative in writing (a "Claim Notice") of any sums which the Company claims are subject to indemnification under this Agreement. Such Claim Notice shall consist of a reasonably detailed description of the Claim and the amount (which, if necessary, may be estimated) of the Claim in United States dollars.

                  (iii) The Designated Representative may contest the Claims specified in the Claim Notice (or any portion thereof) by giving the Company written notice of such contest (the "Objection Notice") within 45 days after receipt by the Designated Representative of the Claim Notice, which notice of contest shall include a statement of the grounds of such contest and shall state the amount of any such Claim that is not in dispute. The Company shall cooperate with the Designated Representative and its advisors and representatives in connection with their investigation of the Claim and shall provide such access to Company personnel and information as they may reasonably request in connection therewith.

                  (iv) Subject to Section 4(b):

                        (A) if, at 5:00 p.m. eastern time on the 45th day after
            receipt by the Designated Representative of a Claim Notice, CEH LLC has not received an Objection Notice pursuant to Section 4(a)(iii) above, Bondholder Trust shall transfer as promptly as practicable to CEH LLC for no consideration a number of Class A Units equal to the amount of the Claim divided by $1,000, and CEH LLC shall cancel such Class A Units;

                        (B) if the Claim is subject to an Objection Notice,
            Bondholder Trust shall transfer as promptly as practicable to CEH LLC for no consideration a number of Class A Units equal to the portion of the Claim, if any, that is not subject to the Objection Notice divided by $1,000, and CEH LLC shall cancel such Class A Units;

                        (C) if the Company timely receives an Objection Notice
            and the contested Claim (or contested portion thereof) is thereafter settled by written agreement of the Company and Bondholder Trust, Bondholder Trust shall transfer as promptly as practicable to CEH LLC for no consideration a number of Class A Units equal to the amount provided in such written agreement divided by $1,000, and CEH LLC shall cancel such Class A Units; and

                        (D) if the Company timely receives an Objection Notice
            and a Final Determination is thereafter entered with respect to such contested Claim (or contested portion thereof), Bondholder Trust shall transfer as promptly as practicable to CEH LLC for no consideration a number of Class A Units equal to the amount specified in the Final Determination divided by $1,000, and CEH LLC shall cancel such Class A Units.

            (b) Cash Funding Election. In lieu of transferring Class A Units from Bondholder Trust to CEH LLC pursuant to Sections 4(a)(iv) or 4(c), the Bondholder Trust may elect to fund all or a portion of any such obligation by making a cash payment (the "Cash Funding") to the Company equal to all or a portion of the Claim otherwise to be satisfied through the cancellation of Class A Units. If Bondholder Trust makes such an election, then as promptly as practicable after the payment obligation arises pursuant to Sections 4(a)(iv) or 4(c), and in no event later than 20 Business Days after such payment obligation arises, the Designated Representative shall deliver written notice to the Company specifying the amount of the Cash Funding and Bondholder Trust shall make such payment within five Business Days after delivering such notice.

            (c) Release of Indemnity Amount. On the Expiration Date: (i) a number of Class A Units equal to that portion, if any, of the Indemnity Amount which the Company and Bondholder Trust have mutually agreed would reasonably satisfy all Claims subject to an Objection Notice, if successful, divided by $1,000 shall remain subject to redemption from the Bondholder Trust (the "Retained Units"), and (ii) the Class A Units in excess of the Retained Units, if any, shall no longer be subject to the provisions hereof . The Retained Units shall remain subject to the terms hereof until such time that each such Claim that is subject to an Objection Notice has been resolved by receipt of a written statement executed by the Company and Bondholder Trust evidencing their agreement with respect to the amounts in question or by a Final Determination, at which time a number of Class A Units equal to such agreed amount or such ordered or decreed amount with respect to such Claim that is subject to an Objection Notice, divided by $1,000 shall be transferred for no consideration from Bondholder Trust to CEH LLC for cancellation as promptly as practicable, and CEH LLC shall cancel such Class A Units, unless Bondholder Trust has elected to fund all or a portion of such amount in cash pursuant to Section 4(b).

            (d) If any cancellation of Class A Units is to be made hereunder, CEH LLC will record such cancellation on the books and records of the Company, will update Schedule I to the Amended and Restated Operating Agreement of CEH LLC dated as of the date hereof (as may be amended from time to time, the "Operating Agreement") to reflect such cancellation, and will circulate such updated Schedule I to the Members (as defined in the Operating Agreement) of CEH LLC.

            Section 5. Notice and Opportunity to Defend Third Party Claims.

            (a) Promptly after receipt by the Company of notice of any Claim by a third party or circumstances which, with the lapse of time, the Company believes may give rise to a Claim by a third party or the commencement (or threatened commencement) of any Claim by a third party (an "Asserted Liability") that may result in a Loss, the Company shall give written notice thereof (the "Potential Claim Notice") to the Indemnifying Persons. The Potential Claim

Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.

            (b) The Indemnifying Person shall be entitled to participate in the defense of any Asserted Liability and, subject to the limitations set forth in this Agreement, shall be entitled to control and appoint lead counsel (reasonably satisfactory to the Company) for such defense, in each case at its expense; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Asserted Liability if (i) such Asserted Liability seeks an injunction, restraining order, declaratory relief or other non-monetary relief, (ii) the named parties to any such action or proceeding (including any impleaded parties) include both the Company and the Indemnifying Persons and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Persons) that there are one or more legal or equitable defenses available to them which are different from or additional to those available to Indemnifying Persons, or (iii) such action or proceeding involves, or could reasonably be expected to have an effect on, matters in an amount that is more than 200% of the scope of the indemnification obligation of the Indemnifying Persons; provided, further, that to exercise such rights the Indemnifying Person must give notice to the Company within 30 days after receipt of any such Potential Claim Notice whether it is assuming control of and appointing lead counsel for such defense. If the Indemnifying Person does not give such notice within such 30-day period, then the Company shall have the right to assume the defense thereof.

            (c) If the Indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Agreement, (i) the Indemnifying Person shall obtain the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Asserted Liability if the settlement does not unconditionally release the Company from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against the Company and (ii) the Company shall be entitled to participate, at its own cost, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose. The fees and expenses of any such separate counsel to the Company pursuant to this Agreement shall be paid by the Company; provided, however, that the Indemnifying Party shall pay the fees and expenses of such counsel if (a) the employment of separate counsel shall have been authorized in writing by the Indemnifying Person in connection with the defense of such Asserted Liability or
(b) a conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel.

            (d) If the Company shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Agreement, (i) the Company shall obtain the prior written consent of the Indemnifying Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Asserted Liability and (ii) the Indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

            (e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality

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agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

            Section 6. Merger Agreement. No party hereto shall take any action inconsistent with or in contravention of Article IV of the Merger Agreement.

            Section 7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of law principles thereof.

            Section 8. Jurisdiction; Forum; Service of Process; Waiver of Jury. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement, each of Bondholder Trust and CEH LLC hereby irrevocably:

            (a) submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in New Castle County, or any federal bankruptcy court where the Bankruptcy Case is pending (the "Selected Courts"), for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

            (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, the Reorganized Company, CEH LLC or Bondholder Trust at their respective addresses referred to in Section 11 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

            (c) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

            Section 9. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other party's prior written consent; provided, however, that the Company may, without the consent of the other parties hereto, assign any of its rights and interests under this Agreement as security to any lender or financial institution providing financing for the transactions contemplated by the Merger Agreement, which assignment will not relieve the Company of any obligations hereunder.

            Section 10. Entire Agreement; Amendment. This Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supercede all prior agreements relating to the subject matter hereof. Except as expressly

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provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by the Bondholder Trust, the Company and CEH LLC expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

            Section 11. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (with receipt confirmed), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other party:

                           if to the CEH LLC or the Company, to:

                           Pinnacle Foods Group Inc.
                           One Old Bloomfield Road
                           Mountain Lake, New Jersey 07046
                           Attention:  General Counsel
                           Telecopier:  (973) 541-6691

                           c/o J.W. Childs Equity Partners III, L.P.
                           111 Huntington Avenue - Suite 2900
                           Boston, MA 02199-7610
                           Fax: (617) 753-1101
                           Attn: John W. Childs
                                 Adam L. Suttin

                                 and

                           c/o J.P. Morgan Partners, LLC
                           1221 Avenue of the Americas
                           New York, NY  10020-1080
                           Fax:  (212) 899-3401
                           Attn: Official Notices Clerk
                           FBO:  Jonathan Lynch

                                 with a copy to:

                           Kaye Scholer LLP
                           425 Park Avenue
                           New York, NY  10022
                           Fax: (212) 836-8689
                           Attn: Stephen C. Koval, Esq.

                                       and

                           O'Melveny & Myers LLP
                           7 Times Square
                           New York, NY  10036
                           Attn: Gregory A. Gilbert, Esq.
                           Fax: (212) 408-2420

                  if to Bondholder Trust:

                           c/o Oaktree Capital Management, LLC
                           333 South Grand Avenue, 28th Floor
                           Los Angeles, CA 90071
                           Attn: Kenneth Liang, Managing Director
                           Fax: (213) 830-8522

                  with a copy to:

                           Debevoise & Plimpton LLP
                           919 Third Avenue
                           New York, NY  10022
                           Attn: Steven Gross, Esq.
                           Fax: (212) 909-6836

            All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

            Section 12. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Bondholder Trust, the Company or CEH LLC upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Bondholder Trust, the Company or CEH LLC nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Bondholder Trust, the Company or CEH LLC of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law, in equity, or otherwise afforded to the Bondholder Trust, the Company or CEH LLC shall be cumulative and not alternative.

            Section 13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 14. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided, that, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. Any provision held invalid or unenforceable only in part or degree will remain in full force to the extent not held invalid or unenforceable.

            Section 15. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                                         CRUNCH EQUITY VOTING TRUST

                                         By: /S/ KENNETH LIANG
                                             -----------------------------
                                             Name: Kenneth Liang
                                             Title: Managing Director

                                         CRUNCH EQUITY HOLDING, LLC

                                         By: /S/  JONATHAN LYNCH
                                             ----------------------------
                                             Name: Jonathan Lynch

                                         PINNACLE FOODS GROUP INC.

                                         By: /S/  JACK KROEGER
                                             ----------------------------
                                             Name: Jack Kroeger